Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated March 21, 2021, with respect to the consolidated financial statements of ZIM Integrated Shipping Services Ltd., incorporated herein by reference and to the reference to our firm under the heading 'Experts' in the prospectus.

/s/ Somekh Chaikin

Somekh Chaikin

Member Firm of KPMG International

Haifa, Israel

June 3, 2021